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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 4)*



                              Ikonics Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   45172K102
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                               December 31, 2003
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [ ]    Rule 13d-1(b)

                  [ ]    Rule 13d-1(c)

                  [X]    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1745 (12-02)

CUSIP NO. 45172K102                      13G                   Page 2 of 5 Pages
--------------------------------------------------------------------------------
  1.    Names of Reporting Persons.
        I.R.S. Identification Nos. of above persons (entities only).

        H. Leigh Severance
--------------------------------------------------------------------------------
  2.    Check the Appropriate Box if a Member of a Group (See Instructions)

         Not Applicable

        (a) [ ]
               -----------------------------------------------------------------
        (b) [ ]
               -----------------------------------------------------------------
--------------------------------------------------------------------------------
  3.    SEC Use Only


--------------------------------------------------------------------------------
  4.    Citizenship or Place of Organization

        United States
--------------------------------------------------------------------------------

     Number of             5.      Sole Voting Power

      Shares                       133,386
                           -----------------------------------------------------
   Beneficially            6.      Shared Voting Power

     Owned by                      0
                           -----------------------------------------------------
       Each                7.      Sole Dispositive Power

     Reporting                     133,386
                           -----------------------------------------------------
   Person With:            8.      Shared Dispositive Power

                                   0
--------------------------------------------------------------------------------
  9.    Aggregate Amount Beneficially Owned by Each Reporting Person

        133,386
--------------------------------------------------------------------------------
 10.    Check if the Aggregate Amount in Row (9) Excludes Certain Shares
        (See Instructions)

        N/A
--------------------------------------------------------------------------------
 11.    Percent of Class Represented by Amount in Row (9)

        10.6%
--------------------------------------------------------------------------------
 12.    Type of Reporting Person (See Instructions)

        IN
--------------------------------------------------------------------------------

CUSIP NO. 45172K102                      13G                   Page 3 of 5 Pages
--------------------------------------------------------------------------------

ITEM 1.
          (a)  Name of Issuer

               Ikonics Corporation

          (b)  Address of Issuer's Principal Executive Offices

               4832 Grand Avenue
               Duluth, MN  55807
ITEM 2.
          (a)  Name of Person Filing

               H. Leigh Severance

          (b)  Address of Principal Business Office or, if none, Residence

               100 Filmore Street, Suite 300
               Denver, CO  80206

          (c)  Citizenship

               United States

          (d)  Title of Class of Securities

               Common Stock

          (e)  CUSIP Number

               45172K102

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13D-1(b) OR 240.13D-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

          (a) [ ]  Broker or dealer registered under section 15 of the Act.

          (b) [ ]  Bank as defined in section 3(a)(6) of the Act.

          (c) [ ]  Insurance company as defined in section 3(a)(19) of the Act.

          (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940.

          (e) [ ] An investment adviser in accordance with Section 240.13d-1(b)(1)(ii)(E).

          (f) [ ]  An employee benefit plan or endowment fund in accordance with
                   Section 240.13d-1(b)(1)(ii)(F).

          (g) [ ]  A parent holding company or control person in accordance with
                   Section 240.13d-1(b)(1)(ii)(G).

          (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.

          (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940.

          (j) [ ]  Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

CUSIP NO. 45172K102                      13G                   Page 4 of 5 Pages
--------------------------------------------------------------------------------

ITEM 4.   OWNERSHIP

          (a)  Amount Beneficially Owned

               133,386

          (b)  Percent of Class

               10.6%

          (c)  Number of shares as to which such person has:

                (i)  Sole power to vote or to direct the vote

                     133,386

               (ii)  Shared power to vote or to direct the vote

                     0

              (iii)  Sole power to dispose or to direct the disposition of

                     133,386

               (iv)  Shared power to dispose or to direct the disposition of

                     0

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

          Not Applicable

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

          Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

          Not Applicable

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

          Not Applicable

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

          Not Applicable

ITEM 10.  CERTIFICATION

          Not Applicable

CUSIP NO. 45172K102                      13G                   Page 5 of 5 Pages
--------------------------------------------------------------------------------

                                    SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                   February 17, 2004
                                         ---------------------------------------
                                                         Date

                                                /s/ H. Leigh Severance
                                         ---------------------------------------
                                                      Signature

                                                  H. Leigh Severance
                                         ---------------------------------------
                                                      Name/Title


          The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Section 240.13d-7 for other parties for whom copies are to be sent.

          ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)